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                                                                   EXHIBIT 5.3.1




               [WATKINS LUDLAM WINTER & STENNIS, P.A. LETTERHEAD]




                                 March 14, 2002



Majestic Investor Holdings, LLC
Majestic Investor Capital Corp.
One Buffington Harbor Drive
Gary, Indiana 46406-3000

         Re: Registration Statement for $152,632,000 Aggregate Principal Amount of 11.563% Senior Secured Notes due 2007 and Related Guarantees

Ladies and Gentlemen:

         We have acted as Mississippi counsel for Majestic Investor Holdings, LLC, a Delaware limited liability company (the "Company"), Majestic Investor Capital Corp., a Delaware corporation ("Capital", and together with the Company, the "Issuers"), and the Company's subsidiary, Barden Mississippi Gaming, LLC, a Mississippi limited liability company (the "Mississippi Guarantor") in connection with the Registration Statement on Form S-4 (together, with all exhibits attached thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of $152,632,000 aggregate principal amount of 11.653% Senior Secured Notes due 2007, Series B (the "Exchange Notes") by the Issuers, and the registration of the guarantees of the Exchange Notes (the "Guarantee") issued by the Mississippi Guarantor, in connection with the exchange offer (the "Exchange Offer") of $152,632,000 aggregate principal amount of the Company's previously issued 11.653% Senior Secured Notes Due 2007, Series A (the "Old Notes") for the Exchange Notes. The Exchange Notes and the Guarantee will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the "Indenture") dated as of the Closing Date among the Issuers, as issuers, the Guarantors named therein, and The Bank of New York, as Trustee, a copy of which was filed as an exhibit to the Registration Statement. The Exchange Notes and the Guarantee are referred to collectively hereinafter as the "Securities." Capitalized terms used herein without definition shall have the meanings assigned thereto in the Indenture.

         In connection with this opinion, we have examined originals or copies of (i) the Indenture, the Securities and the Registration Statement (collectively, the "Documents"), (ii) resolutions adopted by the Mississippi Guarantor relating to the Indenture and the Securities to be issued thereunder, and (iii) such other documents as we have deemed relevant for purposes of this opinion. In addition, we have examined such records, documents, certificates of public officials and of the Company and the Mississippi Guarantor, made such inquiries of officials of the Company and the Mississippi Guarantor, and considered such questions of law as we have

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Majestic Investor Holdings, LLC
Majestic Investor Capital Corp.
March 14, 2002
Page 2


deemed necessary for the purpose of rendering the opinions set forth herein. We have made no independent investigation as to whether the foregoing certificates are accurate or complete, but we have no knowledge of any such inaccuracy or incompleteness.

         As to various facts material to the opinions set forth herein, we have relied upon the representations and statements made in the Documents and such certificates, correspondence and oral conversations with public officials, which facts (other than legal conclusions) we have not independently verified. We have made such investigations of law as we have deemed necessary in order to render the opinions hereinafter set forth. We have also made such inquiries and had such conversations with public officials and others, as we have deemed relevant and necessary as a basis for such opinions.

         In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of state law on which we have opined below, the following:

                  (i) the genuineness of all signatures, the legal capacity of natural persons executing any document on behalf of any party, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the documents that we have examined or which would have an effect on the opinions expressed herein; and

                  (ii) the correctness and accuracy through the date hereof of all records reviewed, of all facts (other than legal conclusions) set forth in any certificates of any officers of the Mississippi Guarantor, the Issuers, Majestic Investor, LLC, The Majestic Star Casino, LLC or Barden Development, Inc., given in connection with the transactions (the "Officers' Certificates"), and of the representations and warranties set forth in the Documents, and we have not undertaken any independent review or investigation to determine the existence or absence of such factual matters.

         On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         The execution and delivery by the Mississippi Guarantor of, and the performance by the Mississippi Guarantor of its obligations under, the Guarantee to be endorsed on the Exchange Notes by the Mississippi Guarantor have been duly authorized by the Mississippi Guarantor.

         The opinions expressed herein relate only to the laws of the State of Mississippi and the


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Majestic Investor Holdings, LLC
Majestic Investor Capital Corp.
March 14, 2002
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federal laws of the United States as applied in the State of Mississippi and we do not opine on the law of any other jurisdiction.



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.


                                    Very truly yours,


                                    /s/ WATKINS LUDLAM WINTER & STENNIS, P.A.


                                    WATKINS LUDLAM WINTER & STENNIS, P.A.